Exhibit 5

THE GOLDMAN SACHS GROUP, INC. 85 Broad Street New York, New York, 10004	GOLDMAN, SACHS & CO. 85 Broad Street New York, New York, 10004

May 11, 2007

Stuart M. Rothenberg
Brahm S. Cramer
Jonathan A. Langer
c/o WH Advisors, L.L.C. 2007
WH Parallel Advisors, L.L.C. 2007
Whitehall Street Employee Fund 2007 GP, LLC
85 Broad Street
New York, NY 10004

Re:     American Casino & Entertainment Properties, LLC (“ACEP”)

Gentlemen:

This letter will set forth the agreement between The Goldman Sachs Group, Inc. (“GS Group”) and Goldman, Sachs & Co. (“GS&Co.” and, together with GS Group, “Goldman”) and Stuart M. Rothenberg, Brahm S. Cramer and Jonathan A. Langer (collectively, the “Independent Managers”).

The Independent Managers are (i) managers of each of WH Advisors, L.L.C. 2007 (the “Street General Partner”), the general partner of Whitehall Street Global Real Estate Limited Partnership 2007 (the “Street Fund”), and WH Parallel Advisors, L.L.C. 2007 (the “Parallel General Partner”), the general partner of Whitehall Parallel Global Real Estate Limited Partnership 2007 (the “Parallel Fund”); and (ii) officers of Whitehall Street Employee Fund 2007 GP, LLC (“Employee General Partner”), the general partner of Whitehall Street Global Employee Fund 2007, L.P. (the “Employee Fund”). Goldman understands that the Street Fund, the Parallel Fund and the Employee Fund will be acquiring ACEP and that, in furtherance of their responsibilities and duties as managers or officers, as applicable, of the Street General Partner, Parallel General Partner and the Employee General Partner, the Independent Managers will acquire all of the membership interests in the holding company which will own all of the voting shares of ACEP (the “Voting Shares”). Goldman further understands that the Independent Managers are making applications to the Nevada Gaming Commission and other relevant regulatory authorities for approval to own and manage the gaming operations of ACEP (the “Gaming Operations”) in connection with the acquisition of the Voting Shares.

Goldman agrees that it will not take any action to influence the Independent Managers in the exercise of their management or voting rights in respect of the Gaming Operations, and Goldman hereby authorizes the Independent Managers to exercise such rights independently of, and without consultation with, Goldman. Furthermore, GS&Co. agrees that it will not take such action in respect of the Gaming Operations in its role as investment advisor to the Funds or in its role as a manager of Employee General Partner.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter, whereupon this letter will constitute our agreement with respect to the subject matter hereof.

Sincerely, THE GOLDMAN SACHS GROUP, INC.
By:	/s/ David Viniar

	Name: Title:	David Viniar Chief Financial Officer

GOLDMAN SACHS & CO.
By:	/s/ David Viniar

	Name: Title:	David Viniar Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Stuart M. Rothenberg
Stuart M. Rothenberg

/s/ Brahm S. Cramer
Brahm S. Cramer

/s/ Jonathan A. Langer
Jonathan A. Langer